SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2003

US UNWIRED INC.

(Exact name of registrant as specified in its charter)

Louisiana	000-22003	72-1457316
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 Lakeshore Drive
Lake Charles, Louisiana	70601
(Address of principal executive offices)	(Zip Code)

(337) 436-9000

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Item 5. Other Events

US Unwired Inc. (“US Unwired”) is filing this Current Report on Form 8-K to disclose that its indirect, wholly-owned subsidiary IWO Holdings, Inc. (“IWO”) will not make a scheduled interest payment on its $240 million credit facility on June 4, 2003. IWO was already not in compliance with its restrictive covenants under the IWO senior bank credit facility at March 31, 2003. IWO’s lenders have been advised that the interest payment will not be made, and certain of the lenders have orally concurred in the decision to not make the payment while restructuring discussions with them are taking place.

Each lender under the credit group has reserved the right to exercise any and all remedies under the credit agreement resulting from these defaults. As a result, the holders of IWO’s senior bank credit facility can restrict any remaining future borrowing capacity and accelerate repayment of the senior bank credit facility.

IWO is in active discussions with the IWO banking group regarding the restructuring of the IWO debt. To date, IWO has been unable to develop a business plan that provides sufficient liquidity in 2003. As a result, IWO may consider voluntarily seeking bankruptcy protection as a means to further preserve liquidity.

A default under the IWO senior bank credit facility does not result in a default under the IWO senior notes. However, an acceleration of the IWO senior bank credit facility does trigger a default in the IWO senior notes. Should this occur, the holders of the IWO senior notes may accelerate and demand immediate payment of all outstanding indebtedness.

If either the holders of the IWO senior bank credit facility or the IWO senior notes demands acceleration of their obligations, IWO does not have sufficient cash to repay its indebtedness. As a result, IWO may be forced to seek protection under the bankruptcy laws.

US Unwired is not responsible for IWO’s debts and a default under the IWO senior bank credit facility does not result in a default under US Unwired’s lending arrangements. US Unwired currently receives management fees from IWO in an estimated amount of $10 million per year. There is a risk that this fee arrangement could be terminated due to the uncertainties surrounding IWO. This result could occur if IWO were to file for bankruptcy, which may be imminent. US Unwired’s senior secured bank credit facility currently prohibits it from acting in the capacity of manager of any affiliate, including IWO, unless such affiliate is its subsidiary. If a bankruptcy of IWO were to occur, it is highly likely that IWO would not remain a subsidiary of US Unwired. Even if US Unwired’s senior bank credit facility were amended, there is a significant risk that IWO or its banks may elect to terminate this arrangement. Moreover, IWO’s lenders are entitled to designate a manager for the IWO business and may not choose US Unwired. If the management arrangement with IWO is terminated for any reason, US Unwired would lose an estimated $10 million of revenue annually. Moreover, US Unwired believes the cost savings related to such a termination would amount to only about $2 million per year. As a result, US Unwired’s cash flow would be reduced by an estimated $8 million per year. These circumstances would have a material adverse effect upon US Unwired’s liquidity and financial condition. In addition, US Unwired believes its equity position in IWO currently has negligible value.

For more information regarding IWO’s recent results of operations and liquidity and capital resources, please refer to IWO’s Form 10-Q for the quarter ended March 31, 2003 filed on May 15, 2003 with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US UNWIRED INC. (Registrant)

Date: June 2, 2003	By:	/s/ Jerry E. Vaughn
Jerry E. Vaughn Chief Financial Officer